News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Net Income Increases 68% to
Record $3.7 Million in the 2017 Third Quarter

HAMBURG, NY, October 30, 2017 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the third quarter ended September 30, 2017.

THIRD QUARTER 2017 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Record net income of $3.7 million, up 68%, or $1.5 million; Earnings per diluted share grew 49% to $0.76
•	Net interest income increased 22% to $11.1 million
•	Insurance revenue of $2.2 million increased 17%
•	Robust loan growth: loan portfolio of $998 million up $22 million in the quarter, or 9% on an annualized basis
•	Strong core deposit growth as average non-interest bearing demand deposits had an annualized growth rate of 17% in the quarter
•	Significant improvement in performance metrics with efficiency ratio improving to 66.2% from 70.2% and return on average stockholders’ equity increasing to 12.71% from 9.23%

Net income was $3.7 million, or $0.76 per diluted share, in the third quarter of 2017, compared with
$2.6 million, or $0.54 per diluted share, in the second quarter of 2017 and $2.2 million, or $0.51 per diluted share, in last year’s third quarter.  The increase over both comparative periods primarily reflects higher net interest income and a lower provision for loan losses.  Return on average equity was 12.71% for the third quarter of 2017 compared with 9.13% in the second quarter and 9.23% in the third quarter of 2016.

“Our continued exceptional performance is evidence of the success of our community focused, relationship driven business model. We have invested in people and systems in our existing and new business platforms to capture broader segments of the market, deepen relationships and enhance profitability. For the quarter and year to date we have demonstrated meaningful results in all business categories,” said David J. Nasca, President and CEO of Evans Bancorp.

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

Net Interest Income
($ in thousands)

	3Q 2017	2Q 2017	3Q 2016

Interest income	$12,574	$11,462	$10,241
Interest expense	1,479	1,344	1,172
Net interest income	11,095	10,118	9,069
Provision for loan losses	161	410	1,006
Net interest income after provision	$10,934	$9,708	$8,063

Net interest income increased $1.0 million, or 10%, from the second quarter of 2017 and $2.0 million, or 22%, from the prior-year third quarter.  The increase was driven by average interest-earnings assets growth, particularly loans, as well as a widening of the net interest margin.  Loan growth was driven by continued success in commercial lending.  Average commercial loans, including commercial real estate and commercial and industrial loans, were $789 million in the third quarter, 3% higher than $763 million in the second quarter and 11% higher than $712 million in the 2016 third quarter.

Net interest income benefited $0.4 million in the quarter from the payoff in full of two unrelated loans that were formerly in nonaccrual status.  At the time of the payoff, $0.4 million in interest payments previously received were recognized as income.  The benefit contributed 14 basis points toward the quarter’s net interest margin and
16 basis points toward the average loan yield during the quarter.

Third quarter net interest margin of 3.91% increased 17 basis points from the 2017 second quarter and 26 basis points from the third quarter of 2016.  Loan yields benefited from variable loan re-pricing due to an increase in the prime rate as the Federal Reserve increased its target rate by 75 basis points since late in 2016, including
25 basis points at its June meeting.  Funding costs increased during the quarter as the cost of interest-bearing liabilities was 0.69% compared with 0.65% in the second quarter of 2017 and 0.61% in the third quarter of 2016.  Some of the increase in funding costs was due to an increase in time deposits rates given higher market rates and increased competition.  The average cost of time deposits was 1.30% in the third quarter of 2017 compared with 1.28% in the second quarter of 2017 and 1.21% in the third quarter of 2016.

John B. Connerton, Executive Vice President and Chief Financial Officer, noted, “Net interest margin has improved with our variable rate loan portfolio benefiting from the recent Federal Reserve interest rate hikes.  While funding costs have ticked up slightly this quarter, we have measurably grown our government banking practice and succeeded in attracting low-cost core commercial demand deposits in an effort to mitigate rising funding rates.”

The $0.2 million provision for loan losses for the third quarter of 2017 reflects loan growth in the quarter, offset by a decrease in criticized loans and a decrease in specific reserves on impaired loans.  The third quarter provision for loan losses is lower than the $0.4 million recorded in the second quarter of 2017 and $1.0 million in the third quarter of 2016.  Both of the comparative periods experienced higher net loan growth and an increase in criticized loans.

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

Asset Quality
($ in thousands)

	3Q 2017	2Q 2017	3Q 2016

Total non-performing loans	$13,389	$13,901	$15,279
Total net loan charge-offs (recoveries)	157	(189)	67
Non-performing loans/ Total loans	1.34%	1.42%	1.67%
Net loan (recoveries) charge-offs/ Average loans	0.06%	(0.08)%	0.03%
Allowance for loan losses/ Total loans	1.42%	1.45%	1.50%

Mr. Connerton added, “Asset quality continues to be strong as the nonperforming loan ratio decreased from the prior quarter end and the charge-off ratio remained very low at only 6 basis points of average loans.  While the economic environment remains sound, we maintain vigilance in applying prudent underwriting standards as we grow our loan portfolio.”

Non-Interest Income
($ in thousands)

	3Q 2017	2Q 2017	3Q 2016

Deposit service charges	$448	$428	$475
Insurance service and fee revenue	2,169	1,912	1,855
Bank-owned life insurance	128	142	144
Loss on tax credit investment	(1,338)	(919)	-
Refundable NY state historic tax credit	972	647	-
Other income	986	879	861
Total non-interest income	$3,365	$3,089	$3,335

The year-over-year increase in insurance revenue was driven by continued growth in commercial lines insurance commissions and personal lines revenue bolstered by revenue from two recent insurance agency acquisitions.  Additionally, employee benefits revenue, an important focus for the Company after hiring a couple industry veterans, experienced significant growth in the quarter, particularly when compared with the prior year’s third quarter.  Part of the increase from the second quarter of 2017 was seasonal in nature as commercial lines revenue has a large number of policies that renew in July.

Evans’ community focus and support extends to financing historic rehabilitation projects in the City of Buffalo and the Company enhances its yield by investing in the related tax credits.  When a project is completed, Evans begins to recognize tax benefits with an associated reduction in the investment.  In the current quarter, the positive impact to net income was $0.3 million as a $1.0 million refundable New York State tax credit was recorded in non-interest income and a corresponding $0.6 million tax benefit was realized in income tax expense, offset by a $1.3 million write-off on the investment.  The write-off was contemplated during the pricing of the initial investment in the tax credit project, which ensures that the Company earns its desired return on investment.  The Company will recognize an additional $0.2 million tax benefit from these projects in the fourth quarter of 2017 to complete the transaction.

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

Non-Interest Expense
($ in thousands)

	3Q 2017	2Q 2017	3Q 2016

Salaries and employee benefits	$6,343	$6,030	$5,402
Occupancy	805	775	732
Advertising and public relations	311	216	232
Professional services	514	550	535
Technology and communications	730	804	504
Amortization of intangibles	28	28	-
FDIC insurance	195	129	201
Other expenses	910	785	1,105
Total non-interest expenses	$9,836	$9,317	$8,711

Third quarter non-interest expenses increased 13% from the prior-year period and 6% from the second quarter.  The most significant component of the increase was higher salaries and benefits costs.  The increase in salaries and benefits reflects strategic personnel hires to support the Company’s continued growth, as well as an increase in incentive compensation, benefits costs and severance expenses.

Technology and communications expenses increased from the prior-year period due to a new online banking platform that was implemented in the second quarter of 2017 and a new core banking system that was converted in 2016.

The Company’s efficiency ratio in the third quarter of 2017 improved to 66.2% from 68.9% in the second quarter of 2017 and 70.2% in last year’s third quarter.  The reduction reflects the Company’s significant net interest income growth.

Income tax expense was $0.7 million, or an effective tax rate of 16.6%, for the third quarter of 2017 compared with $0.9 million, or 24.8%, in the second quarter of 2017 and $0.5 million, or 17.5%, in last year’s third quarter.  The effective tax rate for each of the quarters reflects the benefit of the previously noted tax credit investment transactions.  Excluding the impact of the historic tax credits, the effective tax rates were 29.0%, 29.3%, and 31.7% in the third quarter of 2017, the second quarter of 2017, and the third quarter of 2016, respectively.

Balance Sheet Highlights

Total assets were $1.22 billion as of September 30, 2017, an increase of 3% from $1.18 billion on June 30, 2017 and 12% from $1.08 billion at September 30, 2016, reflecting the Company’s strong loan growth.  Loan growth from the end of last year’s third quarter was $85 million, or 9%, to $998 million and was predominantly in the commercial real estate and commercial and industrial loan portfolios.  The $22 million in loan growth in the third quarter represented a 9% annualized growth rate.

Investment securities were $153 million at September 30, 2017, $10 million higher than the end of this year’s second quarter and $48 million higher than at the end of last year’s third quarter.  Management plans to leverage the capital generated by the common stock issuance in the first quarter of 2017 with loan growth.  In the short term, investment securities were purchased to generate more immediate returns.

Total deposits grew $13 million to $1.03 billion since June 30, 2017, which equates to a 5% annualized rate of growth, and were $134 million, or 15%, higher than the balance at the end of last year’s third quarter.  Consumer deposit growth, particularly in NOW and savings products, has slowed as consumer preferences move toward term products with higher rates.  While time deposits increased only $2 million since the end of the second quarter, they were $49 million, or 41%, higher when compared with the end of last year’s third quarter.  To counter the shift in consumer preferences, the Company has supplemented its savings deposit portfolio with an enhanced government banking program.  Municipal savings deposits grew $6 million during the quarter and $49 million in the past year.  Average demand deposits in the third quarter of 2017 of $214 million were 4%

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

higher than the second quarter of 2017 and 14% higher than last year’s third quarter.  Most of the demand deposit growth was attributable to commercial customers.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.38% at September 30, 2017 compared with 10.57% at
June 30, 2017 and 9.55% at September 30, 2016.  The year-over-year increase reflects the impact of the Company’s common stock offering in January 2017 that resulted in the issuance of 440,000 shares of common stock and netted proceeds of $14.1 million.  Book value per share increased to $24.60 at September 30, 2017 compared with $24.21 at June 30, 2017 and $22.20 at September 30, 2016.

Outlook

Mr. Nasca concluded, “We enter the fourth quarter with tremendous momentum and have already achieved record results for the year. We continue to see strong commercial loan demand, expansion of the customer base, rebounding insurance results, robust performance in employee benefits and impressive municipal business penetration, along with a continued focus on efficiency. The Company is in an excellent position to deliver results and capitalize on opportunities within our markets.”

Webcast and Conference Call

The Company will host a conference call and webcast on Monday, October 30, 2017 at 4:45 p.m. ET. Management will review the financial and operating results for the third quarter of 2017, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Monday,
November 6, 2017.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13665158, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.2 billion in assets and $1.0 billion in deposits at September 30, 2017.  Evans is a full-service community bank, with 14 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
ASSETS
Investment Securities	$152,787	$142,597	$116,304	$97,205	$104,859
Loans	998,005	976,493	945,583	942,512	912,852
Allowance for loan losses	(14,182)	(14,178)	(13,579)	(13,916)	(13,712)
Goodwill and intangible assets	8,581	8,609	8,638	8,406	8,101
All other assets	74,963	69,325	82,714	66,502	72,563
Total assets	$1,220,154	$1,182,846	$1,139,660	$1,100,709	$1,084,663

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	216,250	207,348	194,747	201,741	195,869
NOW deposits	96,741	99,131	103,907	88,632	87,047
Savings deposits	552,559	547,760	531,408	508,652	496,926
Time deposits	166,769	164,817	147,915	140,949	118,123
Total deposits	1,032,319	1,019,056	977,977	939,974	897,965
Borrowings	54,310	35,411	33,009	49,689	74,136
Other liabilities	16,033	12,816	16,047	14,298	17,364
Total stockholders' equity	117,492	115,563	112,627	96,748	95,198

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,776,360	4,773,005	4,763,696	4,300,634	4,287,400
Book value per share	$24.60	$24.21	$23.64	$22.50	$22.20
Tier 1 leverage ratio	10.38%	10.57%	10.76%	9.49%	9.55%
Tier 1 risk-based capital ratio	12.33%	12.39%	12.58%	10.82%	10.82%
Total risk-based capital ratio	13.59%	13.64%	13.83%	12.07%	12.07%

ASSET QUALITY DATA
Total non-performing loans	$13,389	$13,901	$12,285	$12,020	$15,279
Total net loan (recoveries) charge-offs	157	(189)	(98)	167	67

Non-performing loans/Total loans	1.34%	1.42%	1.30%	1.28%	1.67%
Net loan (recoveries) charge-offs/Average loans	0.06%	(0.08)%	(0.04)%	0.07%	0.03%
Allowance for loans losses/Total loans	1.42%	1.45%	1.44%	1.48%	1.50%

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2017	2017	2017	2016	2016
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest income	12,574	11,462	10,918	10,664	10,241
Interest expense	1,479	1,344	1,274	1,261	1,172
Net interest income	11,095	10,118	9,644	9,403	9,069
Provision (credit) for loan losses	161	410	(435)	371	1,006
Net interest income after provision	10,934	9,708	10,079	9,032	8,063

Deposit service charges	448	428	390	429	475
Insurance service and fee revenue	2,169	1,912	2,168	1,344	1,855
Bank-owned life insurance	128	142	130	135	144
Loss on tax credit investment	(1,338)	(919)	-	(883)	-
Refundable NY state historic tax credit	972	647	-	609	-
Other income	986	879	834	1,009	861
Total non-interest income	3,365	3,089	3,522	2,643	3,335

Salaries and employee benefits	6,343	6,030	5,716	5,838	5,402
Occupancy	805	775	775	744	732
Advertising and public relations	311	216	190	315	232
Professional services	514	550	602	445	535
Technology and communications	730	804	607	621	504
Amortization of intangibles	28	28	28	-	-
FDIC insurance	195	129	227	210	201
Other expenses	910	785	910	965	1,105
Total non-interest expenses	9,836	9,317	9,055	9,138	8,711

Income before income taxes	4,463	3,480	4,546	2,537	2,687
Income tax provision	740	862	1,400	198	471
Net income	3,723	2,618	3,146	2,339	2,216

PER SHARE DATA
Net income per common share-diluted	$0.76	$0.54	$0.66	$0.53	$0.51
Cash dividends per common share	$0.40	$-	$0.40	$-	$0.38
Weighted average number of diluted shares	4,896,967	4,880,454	4,757,062	4,390,553	4,362,479

PERFORMANCE RATIOS
Return on average total assets	1.24%	0.90%	1.14%	0.86%	0.84%
Return on average stockholders' equity	12.71%	9.13%	11.59%	9.70%	9.23%
Efficiency ratio	66.15%	68.91%	68.56%	74.17%	70.23%

Evans Bancorp Net Income Increases 68% to Record $3.7 Million in the 2017 Third Quarter

October 30, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2017	2017	2017	2016	2016
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES

Loans, net	$970,988	$941,446	$924,612	$915,095	$875,999
Investment securities	152,991	127,692	107,024	105,319	112,025
Interest-bearing deposits at banks	1,713	16,840	5,943	1,537	1,162
Total interest-earning assets	1,125,692	1,085,978	1,037,579	1,021,951	989,186
Non interest-earning assets	72,887	71,310	70,724	71,247	69,489
Total Assets	$1,198,579	$1,157,288	$1,108,303	$1,093,198	$1,058,675

NOW	91,962	97,422	94,088	85,279	86,428
Savings	545,900	540,995	510,632	504,394	487,168
Time deposits	163,087	152,112	144,888	131,479	115,644
Total interest-bearing deposits	800,949	790,529	749,608	721,152	689,240
Other borrowings	51,224	32,813	38,748	61,076	69,307
Total interest-bearing liabilities	852,173	823,342	788,356	782,228	758,547

Demand deposits	214,228	205,361	196,331	198,616	187,201
Other non-interest bearing liabilities	15,035	13,860	15,053	15,873	16,860
Stockholders' equity	117,143	114,725	108,563	96,481	96,067

Total Liabilities and Equity	$1,198,579	$1,157,288	$1,108,303	$1,093,198	$1,058,675

YIELD/RATE

Loans, net	4.76%	4.54%	4.49%	4.39%	4.37%
Investment securities	2.35%	2.43%	2.50%	2.12%	2.20%
Interest-bearing deposits at banks	1.62%	1.02%	0.82%	0.52%	0.34%
Total interest-earning assets	4.43%	4.23%	4.27%	4.15%	4.12%

NOW	0.22%	0.22%	0.22%	0.23%	0.23%
Savings	0.48%	0.48%	0.48%	0.48%	0.47%
Time deposits	1.30%	1.28%	1.27%	1.25%	1.21%
Total interest-bearing deposits	0.62%	0.60%	0.60%	0.59%	0.56%
Other borrowings	1.76%	1.88%	1.65%	1.26%	1.12%
Total interest-bearing liabilities	0.69%	0.65%	0.66%	0.64%	0.61%

Interest rate spread	3.74%	3.58%	3.61%	3.51%	3.51%
Contribution of interest-free funds	0.17%	0.16%	0.16%	0.15%	0.14%
Net interest margin	3.91%	3.74%	3.77%	3.66%	3.65%